Exhibit 10.1

November 30, 2019

Matthew Patterson

Re:	RETENTION AGREEMENT

Dear Matt:

As you know, Astellas Pharma Inc. (“Parent”), through a subsidiary, intends to acquire Audentes Therapeutics, Inc. (the “Company”) pursuant to an Agreement and Plan of Merger among Parent, the Company and the other parties thereto (the “Merger Agreement”). We believe that your continued engagement during a retention period (the “Retention Period”) following the consummation of the transaction contemplated by the Merger Agreement (the “Merger”) is essential to ensuring that the enterprise is a success. Accordingly, the Company wishes to amend the Executive Employment Agreement between you and the Company, dated as of March 9, 2018 (as amended by this letter, your “Employment Agreement”) as provided in this letter (this “Letter”). This Letter shall become effective as of the consummation of the Merger (the “Closing”) and is conditioned on the occurrence of the Closing. Capitalized terms used but not defined in this Letter have the meanings set forth in the Employment Agreement.

1. Position; Compensation.

a. Effective as of immediately following the Closing, your sole position with the Company shall be Strategic Advisor. In this role, your time commitment is expected to be 25% of the time commitment of a full-time executive. You shall remain subject to Section 2 of your Employment Agreement, other than clause (i) thereof, and any activities that you perform with respect to other businesses shall not interfere with your duties to the Company.

b. Your base pay shall be adjusted to $141,500 (representing 25% of your Base Salary as of the date of this Letter), and your bonus and severance entitlements shall be adjusted proportionally.

c. The Company reserves the right to change the status of your position from employee to independent contractor. For purposes of the Employment Agreement, such change shall not be considered to be a “termination of employment”; the phrase “termination of employment” or any similar reference shall mean the termination of your services to the Company whether provided as an employee or independent contractor; and the phrase “Base Salary” shall also refer to any base pay that you receive as an independent contractor.

2. Retention Arrangement. To provide you with an incentive to remain with the Company following the Closing, you will be eligible for an aggregate cash retention award in an amount equal to $283,000 (the “Retention Bonus”). Your right to receive the Retention Bonus shall vest in two equal installments on each of the first and second anniversaries of the Closing (each anniversary, a “Retention Date”), subject to your continued engagement by the Company (or any of its subsidiaries, successors or affiliates, including Parent) from the Closing until the applicable Retention Date. Each installment will be payable within 40 days following the applicable Retention Date subject to your executing a general release substantially in the form enclosed as Exhibit A to this Letter (as may be reasonably updated by the Company, including to ensure enforceability, the “Release”) within 21 days following the applicable Retention Date and such Release becoming effective. Each installment of the Retention Bonus will be subject to any applicable withholding and deductions.

3. Termination of Service.

a. If your engagement as a service provider terminates for any reason, you will be entitled to the payments and benefits (if any) required by Section 9 of your Employment Agreement, including severance in the event of a termination without Cause or resignation for Good Reason, subject to the terms and conditions thereof, as amended (including your amended compensation pursuant to Section 1(b) and the amended definition of Good Reason set forth in Section 3, below). You will not be entitled to payment under any severance plan, program or policy of Parent.

b. Additionally, in the event of a termination without Cause, resignation for Good Reason or termination due to death or Disability, you (or your estate, as applicable) shall be eligible to receive any unpaid portion of the Retention Bonus. Any such unpaid portion will be payable within 60 days following your termination date, subject to, in the case of a termination without Cause or resignation for Good Reason, your executing the Release within 45 days following your termination date, and such Release becoming effective. Any such payment of the Retention Bonus will be subject to any applicable withholding and deductions.

4. Good Reason. Under your Employment Agreement, you are entitled to certain benefits if you terminate as a service provider for “Good Reason.” In consideration of your eligibility for the Retention Bonus, the term “Good Reason” is amended to read as follows:

“Good Reason” means any of the following taken without Executive’s written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Executive terminates within the earlier of ten days (10) days following expiration of such cure period or receipt from the Company that such deficiencies will not be cured: (i) a decrease in Executive’s Base Salary and Target Bonus, combined, by more than 10% (other than in connection with a general decrease in the cash compensation of all other officers); and (ii) the relocation of the Executive to a facility or a location more than twenty five (25) miles from Executive’s then current location; provided, however, that Executive agrees and acknowledges that Executive will not have “Good Reason” to terminate as a service provider (x) solely because of the Merger because, after the Closing, the Company will no longer be an independent company publicly traded on a U.S. securities exchange and Executive will be engaged by a subsidiary of Parent, (y) due to a change in compensation contemplated by this Letter, or (z) in connection with the transition of Executive’s role to that of a strategic advisor or the transition of Executive from an employee to a consultant.

5. Confidentiality.

a. You agree to keep the fact and substance of this Letter completely confidential. You understand that this confidentiality restriction includes and expressly prohibits disclosure through social media, including social or professional networking websites, blogs, internet message boards, and/or video sharing websites. Except as otherwise provided in this Letter, you may disclose this Letter only to your current spouse/registered domestic partner, your attorney and your tax and financial advisors, and to each of them only if you first specifically and expressly inform such person of this confidentiality obligation and such person also agrees to be so bound. By your signature below, you represent that you have not, directly or through any third party, disclosed to any unauthorized person the fact or terms of this Letter before signing it.

b. No provision of this Letter or the Release prohibits you from reporting or disclosing any actual, possible or potential violation of any federal, state or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company or Parent.

6. Miscellaneous

a. Except as expressly modified by this Letter, all of the terms, provisions, and conditions of your Employment Agreement, including the Executive Invention Assignment and Confidentiality Agreement, remain in full force and effect. Nothing in this Letter shall change the “at will” nature of any engagement as an employee, as described in Section 3 of your Employment Agreement; nor shall any provision of your Employment Agreement or this Letter be construed to limit in any way Parent’s or the Company’s right to amend or terminate any employee benefit plan or policy at any time and for any reason. Your Employment Agreement may not be further modified before or after the Closing unless the modification is in writing and signed by each of you and the Company.

b. This Letter shall operate for the benefit of, and shall be enforceable by, Parent, who is an intended third-party beneficiary. This Letter may not be amended without the written consent of Parent and the written agreement of the Company and you.

c. The payment of the Retention Bonus is intended to be exempt from the rules governing deferred compensation under section 409A of the Internal Revenue Code of 1986, as amended, and this Letter shall be interpreted accordingly.

d. In the event that you become an independent contractor of the Company, you shall be solely responsible for any federal, state, or local or other taxes, including any income, employment, self-employment, or other taxes.

e. This Letter shall be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles that might refer interpretation to the laws of another jurisdiction.

7. Opportunity to Review. You acknowledge that you have had an adequate opportunity to independently review and read and obtain independent legal advice from counsel of your choosing with respect to the details of this Letter, and you confirm that you are executing this Letter freely, voluntarily, and without duress.

*     *     *

As noted above, this Letter is contingent upon the Closing as contemplated by the Merger Agreement. Accordingly, this Letter will become null and void in all respects if the Merger is not completed, for whatever reason, including any termination of the Merger Agreement in accordance with its terms. In such case, the terms of your Employment Agreement without this Letter shall continue to govern your relationship with the Company, unless otherwise agreed by the parties in writing.

We look forward to working together toward the Company’s future success.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Letter to be executed as of the date first above written.

MATTHEW PATTERSON

/s/ Matthew Patterson

AUDENTES THERAPEUTICS, INC.

By:	/s/ Natalie Holles
Name:	Natalie Holles
Title:	President & Chief Operating Officer

[Signature Page to Retention Agreement]

EXHIBIT A

FORM OF RELEASE

In exchange for the receipt of the amount described in Section [2][3(b)] (the “Retention Bonus”) of the letter agreement dated as of November 30, 2019 (the “Letter”) with Audentes Therapeutics, Inc. (the “Company”), Matthew Patterson agrees as follows:

1. Release.

a. In exchange for and as a condition of the Company’s promises in the Letter, you, on behalf of yourself and anyone who may claim by or through you, agree to release, to the fullest extent permitted by law, all claims (whether statutory, equitable, or common law) (other than set forth in Section 2) that you have or may have against the Company, Astellas Pharma Inc. (“Parent”) and all of their respective current and former officers, employees, attorneys, contractors, pension and welfare plans (and their insurers, plan and claim administrators, fiduciaries, trustees, and service providers), subsidiaries, affiliates, agents, successors, and assigns (“Released Parties”), including, but not limited to, all claims (whether statutory, equitable, or common law) that you have or may have arising out of your employment or other engagement with the Company and/or Parent or any of their respective subsidiaries or affiliates. You acknowledge and agree that this release includes all claims which you do not know or suspect to exist in your favor against any of the Released Parties as of the date of your signature below, and that it is intended to and will release those claims in full.

b. You acknowledge and agree that you are familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You hereby waive and relinquish any rights and benefits that you may have under Section 1542 or any similar statute or common law principle of any jurisdiction with respect to the release of claims (other than as set forth in Section 2). You acknowledge that you may hereafter discover facts in addition to or different from those that you now know or believe to be true with respect to the subject matter of this release, but it is your intention to fully and finally and forever settle and release any and all claims (other than as set forth in Section 2) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the release contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

2. Exclusions from Release. This release does not apply to (a) any right to the Retention Bonus; (b) any right to the payments and benefits (if any) required by Section 9 of your Employment Agreement (as defined in, and amended by, the Letter) which right arises based on events that occur separate and independent from, and subsequent to, the Merger and the Closing (each as defined in the Letter); (c) any other claims arising out of any acts or omissions that occur after you sign this release; (d) any claims or rights that cannot be waived by law, including your rights (if any) to workers’ compensation or unemployment compensation benefits; or (e) any claims or right for indemnification or defense pursuant to the Merger or under the Company’s certificate of incorporation or bylaws or any other agreement between you and the Company. In addition, this release does not affect your ability to challenge the validity of this release under the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621 et seq.).

This release does not prohibit you from making a good faith report to governmental authorities of suspected violations of law and/or cooperating with any governmental investigation or inquiry. Furthermore, nothing in this release affects your right to file a charge with an administrative agency (such as the Equal Employment Opportunity Commission or any state law equivalent) or to participate in any investigation by such agency. You understand, however, that you are waiving, to the fullest extent permitted by law, any right to recover any money or other personal relief in connection with any claim, charge, or investigation brought on your behalf or for your benefit.

3. Age Discrimination Claims. You acknowledge that, by virtue of your age, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. §§ 621 et seq.) may provide you with certain rights this release will extinguish. You are hereby advised by the Company to consult with an attorney about your rights before signing this release.

4. Time. You have at least [twenty-one (21)][forty-five (45)] calendar days to consider this release before signing it, and an additional seven (7) days to revoke it after signing. To revoke this release, you must transmit written notice to [•] by e-mail ([•]) or fax ([•]) during normal business hours on the seventh calendar day after signing this release. You will not receive the portion of the Retention Bonus to which this release relates unless you return this release by 5 p.m. Central Time on [    ], and do not revoke this release.

You may sign this release sooner than the [21st][45th] day after you receive it, although you are not required to do so. If you sign this release before the full [21][45]-day period expires, you acknowledge that you have had enough time to consider this release and that you voluntarily waive any remaining time. Unless revoked, this release will take effect on the eighth (8th) calendar day after you transmit your signature to [•], by e-mail ([•]) or fax ([•]).

5. Confidentiality of Release. You agree to keep the fact and substance of this release completely confidential. You understand that this confidentiality restriction includes and expressly prohibits disclosure through social media, including social or professional networking websites, blogs, internet message boards, and/or video sharing websites. Except as otherwise provided in this release, you may disclose this release only to your current spouse/registered domestic partner, your attorney and your financial advisors, and to each of them only if you first specifically and expressly inform such person of this confidentiality obligation and such person also agrees to be so bound. By your signature below, you represent that you have not, directly or through any third party, disclosed to any unauthorized person the fact or terms of this release before signing it.

No provision of this release prohibits you from reporting or disclosing any actual, possible or potential violation of any federal, state or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company.

6. No Proceedings; Compliance with Subpoena. Except as permitted in Section 2, you will not instigate, cause, advise, or encourage any other person or entity to file a lawsuit in any court or to initiate an arbitration proceeding against any of the Released Parties. Nothing in this Section prevents you from consulting with your own attorney about any matter or from complying with a subpoena. Before complying with any subpoena related to the Released Parties, however, you agree, to the fullest extent permitted by law, to provide a copy of the subpoena within three (3) business days to [•], by e-mail ([•]) or fax ([•]).

7. Non-Admissions. This release is not, will not be construed as, and will not be admissible in any proceeding as evidence of an admission by any of the Released Parties of any violation of law or wrongdoing of any kind. The Released Parties expressly deny any such liability or wrongdoing.

8. Miscellaneous. You also agree and acknowledge that:

a. You have read and understand this release;

b. You have been advised and had adequate time to seek representation by an attorney of your choice in connection with the negotiation of this release;

c. You have adequate time to review and consider this release before signing it;

d. You have been advised that you have the right to revoke this release by providing written notice within the seven (7) day period following the date on which you sign this release;

e. You are entering into this release knowingly and voluntarily;

f. You have not suffered any on-the-job injury for which you have not already filed a claim;

g. You have not relied on any representation or statement not set forth in this release in deciding to sign it;

h. The consideration provided to you in exchange for this release is in addition to anything of value that you would otherwise be entitled to receive from the Company; and

i. This release cannot be amended or modified except by a writing signed by you and the Company.

9. Arbitration. Except for an action for injunctive relief to enforce the terms of this release, any disputes arising out of this release or the matters released by its terms, including questions as to arbitrability, will be heard in San Francisco, before a single neutral arbitrator selected from a list provided by and in accordance with JAMS rules, or as the parties may otherwise agree. The arbitrator’s decision and/or award will be final and binding, and a party may request a court to enter judgment on any award. Unless otherwise provided by law, the arbitrator’s fees and expenses shall be borne equally by the parties, and all other fees and expenses relating to arbitration shall be borne by the party incurring them.

10. Choice of Law. The law of the state of California will govern the interpretation of this release.

PLEASE READ RELEASE AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CAUSES OF ACTION AND WILL SERVE AS A DEFENSE TO ANY CAUSE OF ACTION OR LAWSUIT THAT YOU MAY BRING.

MATTHEW PATTERSON

Date: